Exhibit 99.1

Smithfield Foods Comments On Fourth Quarter Earnings

Smithfield, Virginia (April 25, 2003)—Smithfield Foods, Inc. (NYSE: SFD) said today that the company expects earnings per share for its fiscal fourth quarter, ending April 27, to be in the range of $.03 to $.05 per diluted share.

The company said that the adverse combination of low hog prices and weak fresh meat prices continues to depress profitability. Fresh pork prices have been under severe pressure due to the excess supply of all proteins in the marketplace, resulting in reduced profitability in the company’s Meat Processing Group.

Smithfield’s Hog Production Group has been unprofitable throughout the quarter as live hog prices have remained below break-even levels longer than expected. While processed meats and beef operations are healthy, they are unable to offset hog production losses and an extremely poor fresh pork environment.

The company noted that market conditions in the pork processing and hog production industries are improving slowly. A significant reduction of the breeding herd in the United States continues. Hog production operations are expected to return to profitability in the first quarter of fiscal 2004. Indications point toward production of all proteins to be lower in calendar 2003, suggesting improved meat prices. Smithfield said that it believes that earnings in fiscal 2004 should be well above those of 2003.

Smithfield will report fourth quarter earnings on June 4.

Smithfield Foods has delivered a 26 percent average annual compounded rate of return to investors since 1975. With annualized sales of $8 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

Contact: Jerry Hostetter, (212) 758-2100

Smithfield Foods, Inc.

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